Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of September 27, 2017 by and among The Hain Celestial Group, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Annex A (collectively, the “Engaged Group” and, for clarity and as applicable, including each member thereof acting individually) (each of the Company and the Engaged Group being a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Engaged Capital, LLC (“Engaged Capital”), a member of the Engaged Group, have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, the Engaged Group is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of 10,353,699 shares of common stock of the Company, $0.01 par value (the “Common Stock”), or approximately 9.9%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and the Engaged Group have come to an agreement with respect to certain matters relating to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance on the foregoing premises and the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Nomination and Election of Directors and Related Agreements.

(a)	Nomination and Election of Directors.

(i)    As promptly as practicable following the date of this Agreement, but in no event later than the Company’s filing of the proxy statement relating to the Company’s combined 2016 and 2017 annual meeting of stockholders (the “2016/17 Annual Meeting”), the Board shall take all necessary actions to: (A) set the size of the Board at fourteen (14) members, (B) appoint Glenn W. Welling, Shervin J. Korangy and Dr. Celeste A. Clark (the “New Nominees” and all references herein to the “New Nominees” shall include any “Replacement Directors” (as defined below)) and Dawn Zier, Jack Sinclair and Dean Hollis (together with the New Nominees, the “Initial Nominees”) as directors, and (C) following such appointment, form a working group of the Board (the “Working Group”) which will work with a mutually agreed upon advisor (the “Advisor”) to (1) review the Company’s portfolio of businesses, brands and operating strategy, (2) evaluate alternatives to create shareholder value and (3) make recommendations to the Board regarding such alternatives. The members of the Working Group shall be Mr. Welling, Mr. Korangy, Mr. Simon and Mr. Heyer, to the extent elected to serve on the Board, through and until the Company’s 2018 annual meeting (the “2018 Annual Meeting”). The Working Group will remain in effect during the Standstill Period and, if determined by the Board, thereafter.

(ii)    At the 2016/17 Annual Meeting, three (3) of the Company’s current directors (excluding, for the avoidance of doubt, any Initial Nominee) will not stand for reelection. Immediately prior to the 2016/17 Annual Meeting, the Board shall take all necessary actions to set the size of the Board at eleven (11) members so that, assuming the election of the Initial Nominees and the five current directors standing for re-election, there are no vacancies on the Board. During the Standstill Period (as defined below) neither the Board nor any committee of the Board shall modify the size of the Board from eleven (11) directors without the unanimous approval of the Board.

(iii)    The Board will include the Initial Nominees as nominees for election to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2016/17 Annual Meeting and the 2018 Annual Meeting and take all necessary or appropriate actions to cause the election of the Initial Nominees to the Board at the 2016/17 Annual Meeting and the 2018 Annual Meeting, including, but not limited to: (i) recommending that the Company’s stockholders vote in favor of the Initial Nominees, and (ii) otherwise supporting the Initial Nominees in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees. The Board shall take all necessary actions to ensure that a majority of the nominees for election to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2016/17 Annual Meeting and the 2018 Annual Meeting (X) are “independent” pursuant to the Securities and Exchange Commission (“SEC”) rules and regulations and NASDAQ listing standards (other than any such standards that take into account ownership of any Securities of the Company (as defined below)) and (Y) all such nominees qualify to serve as a director under the Delaware General Corporation Law (the “DGCL”).

(iv)    If any of Mr. Sinclair, Ms. Zier, or Mr. Hollis is not elected to the Board at the 2016/17 Annual Meeting or is unable or unwilling to serve as a director or resigns or is removed as a director during the Standstill Period, the Board will appoint a replacement to fill the resulting vacancy as soon as reasonably practicable, provided, however, that any such replacement director shall be subject to approval by the Engaged Group in its reasonable discretion (which shall not be unreasonably withheld, conditioned or delayed). Upon such replacement director’s appointment to the Board, such person shall be considered an “Initial Nominee”.

(v)    Prior to the mailing of the proxy statement for the 2016/17 Annual Meeting, the Board will “approve” the Initial Nominees for purposes of any change of control, “continuing directors”, “proxy put”, or similar provisions in the Company’s material contracts.

(vi)    The Engaged Group agrees that the New Nominees (A) qualify as “independent” pursuant to the SEC rules and regulations and NASDAQ listing standards (other than any such standards that take into account ownership of any Securities of the Company (as defined below)) and (B) qualify to serve as a director under the DGCL.

(vii)    Promptly following the 2016/17 Annual Meeting, the Board shall take all necessary actions (including, if necessary, acting by unanimous written consent) to cause the Compensation Committee of the Board (the “Compensation Committee”) to be comprised of Mr. Welling, Mr. Zilavy and Mr. Sinclair, to the extent elected to serve on the Board through and until the 2018 Annual Meeting.

(viii)    At the first meeting of the Compensation Committee following the 2016/17 Annual Meeting, the Compensation Committee will elect Mr. Zilavy, to the extent elected to serve on the Board, to serve as Chair of the Compensation Committee.

(ix)    The Board will nominate the Initial Nominees and the Company’s other five (5) then-current directors for election at the 2018 Annual Meeting.

(x)    During the Standstill Period, if any of the New Nominees is unable or unwilling to serve as a director (including as a result of not being elected at any annual meeting), resigns as a director or is removed as a director and so long as the Engaged Group continuously beneficially owns in the aggregate at least 4.9% of the Company’s then outstanding Common Stock (the “Minimum Ownership Threshold”), the Engaged Group shall have the ability to recommend a substitute person(s) to replace such New Nominee in accordance with this Section 1(a)(x) (any such replacement director shall be referred to as the “Replacement Director”). Each candidate for

Replacement Director recommended by the Engaged Group must (A) qualify as “independent” pursuant to the SEC rules and regulations and NASDAQ listing standards (other than any such standards that take into account ownership of any Securities of the Company), (B) qualify to serve as a director under the DGCL, and (C) have no prior or current relationship with the Company (other than in respect of matters related to this Agreement and the events leading to this Agreement). The Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”) shall make its determination and recommendation regarding whether such candidate so qualifies within ten Business Days after such candidate has submitted to the Company the documentation required by Section 1(b)(iv) herein. In the event the Corporate Governance and Nominating Committee does not accept a substitute person recommended by the Engaged Group as the Replacement Director (given that the Corporate Governance and Nominating Committee cannot unreasonably withhold its consent), the Engaged Group shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Corporate Governance and Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director candidate by the Corporate Governance and Nominating Committee, the Board shall review, approve and vote on the appointment of such Replacement Director to the Board no later than ten (10) Business Days after the Corporate Governance and Nominating Committee’s recommendation of such Replacement Director; provided, however, that if the Board does not approve and appoint such Replacement Director to the Board, the Parties shall continue to follow the procedures of this Section 1(a)(x) until a Replacement Director is approved and appointed to the Board. For purposes of this Agreement, “Business Day” means any day that is not (x) a Saturday, (y) a Sunday or (z) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

(xi)    During the Standstill Period, the Board will not create any “executive committee” of the Board, or delegate to any existing or new committee of the Board, responsibilities substantially similar to those of an executive committee. The Board and each committee and subcommittee of the Board shall take all actions necessary to ensure that during the Standstill Period, each committee and subcommittee of the Board does not delegate to any existing or new committee of the Board, responsibilities substantially similar to those of any existing committee. Until the appointment of the Initial Nominees, other than as set forth on Annex B, the Board will not amend any existing, or create any new, Corporate Governance Guidelines (as defined below). Prior to the date hereof, the Company has not taken any actions that would be deemed violations of this Section 1(a)(xi) if taken during the Standstill Period that have not been previously disclosed.

(xii)    During the Standstill Period, if any members of the Working Group or the Compensation Committee are unable or unwilling to serve as a member thereof (including as a result of not being elected at any annual meeting), the Board will appoint a replacement to fill the resulting vacancy as soon as reasonably practicable, provided, however, that any replacement of a member of the Working Group or Compensation Committee who is also a New Nominee shall be subject to approval by the Engaged Group in its reasonable discretion (which shall not be unreasonably withheld, conditioned or delayed). Unless any members of the Working Group or the Compensation Committee are unable or unwilling to serve as a member thereof (including as a result of not being elected at any annual meeting), the Board will not alter the membership of the Working Group or Compensation Committee.

(xiii)    The Company shall be relieved of its obligations set forth in this Section 1(a) in the event that the Engaged Group ceases to be the beneficial owner of Common Stock equal to at least the Minimum Ownership Threshold.

(b)	Additional Agreements.

(i)    The Engaged Group agrees to cause its Affiliates (as hereinafter defined) to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate. A breach of this Agreement by an Affiliate if such Affiliate is not a Party hereto, shall be deemed to occur if such Affiliate engages in conduct that would constitute a breach of this Agreement if such Affiliate was a Party hereto to the same extent as the Engaged Group, as applicable. As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any party hereto, provided, however, that with respect to the Engaged Group, the term “Affiliate” shall not include any limited partners or other investors in any member of the Engaged Group that does not control such member of the Engaged Group.

(ii)    Upon execution of this Agreement, the Engaged Group hereby agrees that during the Standstill Period it will not, and that it will not permit any Affiliate of any member of the Engaged Group to, directly or indirectly, (A) nominate or recommend for nomination any person for election at an annual or special meeting of stockholders, (B) submit any proposal for consideration at, or bring any other business before any annual or special meeting of stockholders, or (C) initiate, encourage or participate in any “withhold” or similar campaign with respect to any annual or special meeting of stockholders. During the Standstill Period, the Engaged Group shall not, and shall cause each Affiliate of each member of the Engaged Group not to, publicly or privately encourage or support any other stockholder or person or entity to take any of the actions described in this Section 1(b)(ii). Effective immediately upon the execution of this Agreement, the Engaged Group hereby irrevocably withdraws its letter nominating seven individuals for election to the Board at the Company’s 2016/17 Annual Meeting.

(iii)    During the Standstill Period, the Engaged Group agrees that it will, and shall cause each of its Affiliates to, appear in person or by proxy at each annual or special meeting of stockholders and vote all shares of Common Stock of the Company beneficially owned by the Engaged Group or such Affiliate (or otherwise for which it has voting rights) at such meeting (A) in favor of the slate of directors recommended by the Board and any other proposal supported by a majority of the Board; provided, however, notwithstanding anything contained in this Agreement, the Engaged Group and its Affiliates shall be permitted to vote at their discretion with respect to the “say-on-pay” proposal brought before the shareholders at the 2016/17 Annual Meeting, (B) against any shareholder proposals or director nominations at such annual or special meeting which are not supported by the Board, and (C) in favor of the ratification of the appointment of such accounting firm as may be determined by the Board as the Company’s independent registered public accounting firm for the relevant fiscal year. For the avoidance of doubt, the voting covenants set forth in this Section 1(b)(iii) shall apply to all shares of Common Stock beneficially owned by the Engaged Group or its Affiliates as of the record date for such meeting.

(iv)    Prior to the date of this Agreement, each New Nominee has submitted to the Company (A) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company of all current directors in connection with the appointment or election of new Board members, and (B) written acknowledgments that, except as set forth in this Agreement, such New Nominee agrees to be bound by all agreements, policies, codes and guidelines applicable to non-employee directors of the Company, including those regarding confidentiality, as such may be amended from time to time. Any Replacement Director will also promptly (but in any event prior to being placed on the Board in accordance with this Agreement) submit to the Company (1) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company of all current non-employee directors in connection with the appointment or election of new Board members, and (2) a written acknowledgment that, except as set forth in this Agreement, the Replacement Director agrees to be bound by all lawful agreements, policies, codes and guidelines applicable to non-employee directors of the Company, including those regarding confidentiality, as such may be amended from time to time.

(v)    The Company agrees that the Engaged Group and its Affiliates (other than Mr. Welling and any other Employee Director (as defined below), solely in his or her individual capacity as a director) is not subject to any of the Corporate Governance Guidelines, including any such provisions related to trading in Securities of the Company (defined below). The foregoing notwithstanding, and subject to the provisions of Section 14, the Engaged Group agrees that it will not, and will cause its Affiliates not to, trade in any securities of the Company or any securities convertible or exchangeable into or exercisable for any such Securities of the Company (“Securities of the Company”) except during open “windows” during which the Employee Directors are allowed to trade in Securities of the Company.

(vi)    The Company hereby acknowledges that the New Nominees may have certain rights to other indemnification, advancement of expenses and/or insurance from sources outside of the Company and its insurers (collectively, the “Other Indemnitors”). The Company hereby agrees (A) that, solely with respect to actions of a New Nominee in his or her capacity as a member of the Board (or in such other capacity pursuant to which such New Nominee is entitled to indemnification under the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or any other written agreement between the Company and an Indemnitee (collectively, and as each may be amended or supplemented from time to time, the “Indemnification Agreements”)), it is the indemnitor of first resort (i.e., its obligations to the New Nominees (the “Indemnitees” and each, an “Indemnitee”) are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (B) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement), in each instance, solely to the extent (1) legally permitted, and (2) required by the terms of the Indemnification Agreements, and (C) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company. The Company and each Indemnitee agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 1(b)(vi).

2.    Standstill Provisions. The standstill period (the “Standstill Period”) begins on the date of this Agreement and shall extend through and shall include the 2018 Annual Meeting, provided, however, that if the 2018 Annual Meeting has not occurred by December 31, 2018, the Standstill Period shall terminate as of such date. The Engaged Group agrees that during the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with others:

(a)    solicit, or encourage or in any way engage in any solicitation of, any proxies or consents or otherwise become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act), directly or indirectly, of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders or by encouraging or participating in any “withhold” or similar campaign), in each case, with respect to Securities of the Company in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Securities of the Company (including any withholding from voting) or grant a proxy with respect to voting of any Securities of the Company or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;

(b)    advise, knowingly encourage, or instruct any person with respect to any of the matters covered by this Section 2 at any annual or special meeting of stockholders;

(c)    agree or propose to deposit any Securities of the Company in any voting trust or similar arrangement, or subject any Securities of the Company to any arrangement or agreement with respect to the voting thereof (including but not limited to a voting agreement or pooling arrangement), other than any such voting trust, arrangement or agreement solely among the Engaged Group or its Affiliates which is otherwise constructed in accordance with this Agreement;

(d)    seek or encourage any person to submit nominations in furtherance of a “contested solicitation” or take other applicable action for the election or removal of directors with respect to the Company;

(e)    form, join in or in any way participate in any “partnership, limited partnership, syndicate or other group”, including, without limitation, a “group” each as defined under Section 13(d) of the Exchange Act with any person who is not a member of the Engaged Group or a New Nominee (any such person, a “Third Party”), with respect to any Securities of the Company or take any other action that would divest the Engaged Group of the ability to vote or cause to be voted any shares of Common Stock (or interest in such shares) owned as of the date of this Agreement or subsequently acquired in accordance with this Agreement;

(f)    (i) call or seek to call or request the call of any meeting of stockholders, including by written consent, (ii) seek, alone or in concert with others, representation on, or nominate any candidate to, the Board, except as specifically set forth in Section 1, (iii) seek the removal of any member of the Board, except as specifically set forth in Section 1, (iv) solicit consents from stockholders or otherwise act or seek to act by written consent, or (v) make a request for a list of the Company’s stockholders or for any books and records of the Company;

(g)    except following unanimous approval of the Board, purchase or cause to be purchased or otherwise acquire (i) beneficial ownership of any Common Stock or other Securities of the Company (other than securities issued pursuant to a plan established by the Board for members of the Board or a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by the members of the Engaged Group or its Affiliates), if immediately after the taking of such action, the Engaged Group together with its Affiliates would, in the aggregate, beneficially own more than 14.9% of the then outstanding shares of Common Stock, or (ii) interests in any of the Company’s indebtedness;

(h)    unless the Company is in material breach of this Agreement, make or publicly advance any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provisions of this Section 2 (provided, that the Engaged Group may make confidential requests to the Board to amend, modify or waive any provision of Agreement, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that does not require the public disclosure thereof by the Company, the Engaged Group or any other person);

(i)    acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person, in each case other than Securities of the Company;

(j)    seek, propose or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company;

(k)    disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing; or

(l)    enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

Notwithstanding anything to the contrary, nothing in this Agreement shall restrict any of the New Nominees from taking any action in his or her capacity as a director of the Company in a manner consistent with his or her fiduciary duties to the Company, and the taking of any such action by such individuals shall not be a breach of this Agreement.

3.	Representations and Warranties of the Company.

The Company represents and warrants to the Engaged Group that: (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound (including any employment or benefit agreement or arrangement with any employee, officer or director, and any indebtedness for borrowed money). Prior to entry into this Agreement, the Company has delivered a copy of every agreement, policy, code and guideline applicable to non-employee directors of the Company, including those regarding confidentiality, as in effect on the date hereof (the “Corporate Governance Guidelines”). The Company has not taken any actions that require disclosure on a Form 8-K prior to the date of this Agreement that have not previously been disclosed.

4.	Representations and Warranties of the Engaged Group.

Each member of the Engaged Group represents and warrants to the Company that (a) it has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Engaged Group thereto, (b) this Agreement has been duly authorized, executed and delivered by such person, and is a valid and binding obligation of such person, enforceable against such person in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such person as currently in effect, and (d) the execution, delivery and performance of this Agreement by such person does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such person or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such person is a party or by which it is bound. As of the date of this Agreement, the Engaged Group beneficially owns, in the aggregate, 10,353,699 shares of Common Stock.

5.	Termination.

This Agreement shall terminate at the end of the Standstill Period or other date established by mutual written agreement of the Parties hereto. Notwithstanding the foregoing, the provisions of Section 1(b)(vi), Section 7 through Section 12, and Section 15 shall survive the termination of this Agreement. In addition, the provisions of Section 13 and Section 14 shall survive the termination of this Agreement and remain in effect throughout each of New Nominee’s continued service as a member of the Board. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

6.	Press Release; Communications.

Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release, in substantially the form attached hereto as Annex C (the “Mutual Press Release”), announcing certain terms of this Agreement. In connection with the execution of this Agreement, and subject to the terms of this Agreement, no Party (including the Board) shall issue any other press release or public statement regarding this Agreement or the matters contemplated hereby without the prior written consents of the other Parties, other than a Form 8-K and proxy statement materials for the 2016/17 Annual Meeting and 2018 Annual Meeting to be filed by the Company and any Engaged Group’s Schedule 13D relating to the Company to be filed by the Engaged Group, provided, that the Company may make any ordinary course communications with Company constituencies, including employees, customers, suppliers, investors and stockholders, and SEC filing disclosures consistent with the Mutual Press Release, Form 8-K and Schedule 13D. During the Standstill Period, no Party shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules and regulations of any stock exchange or governmental entity with the prior written consent of the Engaged Group and the Company, as applicable, and otherwise in accordance with this Agreement. The Company, with respect to its Form 8-K, and the Engaged Group, with respect to any filing or amendment to a Schedule 13D, will provide the other Party, prior to each such filing, a reasonable opportunity to review and comment on such documents, and each such Party will consider any comments from the other Party in good faith. Each Party hereto acknowledges and agrees that it will not, and will take all necessary actions to cause its Affiliates to not, issue any release, make any filing or otherwise make any public statement, in each instance, that is inconsistent with the Mutual Press Release.

7.	Specific Performance.

Each of the Engaged Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Engaged Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Each of the Parties hereto agrees to waive any bonding requirement under any applicable law. This Section 7 is not the exclusive remedy for any violation of this Agreement.

8.	Expenses.

Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, any matters related to the 2016/17 Annual Meeting, except that the Company will reimburse Engaged Capital for its reasonable documented fees and expenses, which may include regulatory filing fees and legal fees of Akin Gump Strauss Hauer & Feld LLP, incurred in connection with its notice of nomination, the negotiation and entry into this Agreement, preparation of its proxy statement and other matters related to its investment in the Company and the 2016/17 Annual Meeting, in an amount to be mutually agreed upon by the parties.

9.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

10.    Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:	The Hain Celestial Group, Inc. 1111 Marcus Avenue Lake Success, New York 11042 Attention: General Counsel Telephone: (516) 587-5010 Email: Denise.Faltischek@hain.com
With copies (which shall not constitute notice) to:	DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 Attention: Christopher P. Giordano Telephone: (212) 335-4522 Email: Christopher.Giordano@dlapiper.com

If to the Engaged Group:	Engaged Capital, LLC 610 Newport Center Drive, Suite 250 Newport Beach, CA 92660 Attention: Glenn W. Welling Telephone: (949) 734-7900 Email: glenn@engagedcapital.com

With a copy (which shall not constitute notice) to:	Jeffrey L. Kochian Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 Telephone: (212) 872-1000 Email: jkochian@akingump.com

11.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO TRIAL BY JURY.

12.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

13.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period (unless otherwise specified in accordance with this Agreement) or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 13, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way criticize, attempt to discredit, make defamatory, derogatory, denigrating or disparaging remarks, comments or statements with respect to, call into disrepute, defame, make or cause to be made any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages (or causes to be disparaged) the other Parties (including for purposes of this Section 13, Mr. Simon and each New Nominee) or such other Parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current, future or former officer of a Party or a Parties’ subsidiaries), directors (including any current, future or former director of a Party or a Parties’ subsidiaries), employees, stockholders, agents, attorneys or representatives, or any of their practices, procedures, businesses (current or future), business operations, subsidiaries, products or services, in any manner. Mr. Simon and each New Nominee are third party beneficiaries of this Section 13.

14.	Confidentiality.

The Engaged Group agrees that it will not, and will cause its Affiliates not to, seek to obtain Confidential Information (as defined below) of the Company from any New Nominee, and each member of the Engaged Group agrees to, and to cause its Affiliates to, preserve the confidentiality of the Company’s business and information, including, but not limited to, discussions, determinations and other matters considered in meetings of the Board and Board committees and with Company officers and employees; provided, however, that Mr. Welling and any New Nominee who is also an employee of, or advisor to, the Engaged Group (collectively, the “Employee Directors”) may privately disclose Confidential Information to (A) his or their Deputies (as defined below) (x) who need to know such information for the sole purpose of advising the Engaged Group on its investment in the Company, (y) who are informed by such Employee Director of the confidential nature of such information, it being understood and agreed that the Engaged Group shall be responsible for any violation of this Agreement by the Deputies as if they were Parties hereto, and (z) who agree to use the same degree of care to protect the Confidential Information used to protect its own confidential information of a like nature from unauthorized disclosure. The Engaged Group does not have any agreement or understanding with any New Nominee (other than Mr. Welling) with respect to the Confidential Information that has not previously been disclosed.

Notwithstanding anything contained in this Agreement, it is acknowledged and agreed that the Employee Directors will not take any action with the purpose or effect of waiving the Company’s attorney-client privilege or disclose to the Engaged Group or any Deputies any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which such disclosure would constitute waiver of the Company’s attorney-client privilege or attorney work-product, provided that any such privileged communications or Legal Advice are plainly identified as such when disclosed to the Employee Directors.

The Engaged Group acknowledges, and will advise it’s Deputies that receive Confidential Information in accordance with this Section 14, that the Confidential Information may constitute “material non-public information” under applicable federal and state securities laws. In connection therewith, the Engaged Group agrees to jointly and severally indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, employees, Affiliates, advisors, agents and controlling persons, from and against any and all out-of-pocket losses, damages, liabilities and expenses incurred by any such person in connection with defending any inquiry or investigation, whether made, instituted or conducted by any Governmental or Regulatory Authority (as defined below), related to or based upon any acquisitions or dispositions of any Securities of the Company by the Engaged Group or any of its Affiliates, or any alleged “tippee” thereof, which inquiry or investigation has resulted in a final non-appealable determination that any such member of the Engaged Group has violated any applicable law related to trading on the Confidential Information covered by this Agreement; provided, however, that the Engaged Group will not have any liability with respect to the forgoing if any such acquisitions or dispositions occur during any open “windows” during which the Employee Directors are allowed to trade in Securities of the Company.

In the event that any member of the Engaged Group or any Deputy is required by applicable subpoena, legal process or other legal requirement to disclose any of the Confidential Information, the Engaged Group will promptly notify (except where such notice would be legally prohibited) the Company in writing and provide reasonable cooperation, at the Company’s expense, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 14. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, any member of the Engaged Group or any Deputies are nonetheless, based upon the advice of counsel, legally compelled to disclose Confidential Information, such person may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises such person is legally required to be disclosed, provided that such person notify the recipient of the existence of this Confidentiality Agreement and your obligations hereunder to maintain the confidentiality of the Confidential Information. In no event will any member of the Engaged Group oppose any action by the Company to obtain a protective order, motion to quash or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. It is understood that there shall be no “legal requirement” requiring any member of the Engaged Group or any Deputy to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, the Engaged Group would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, any Securities of the Company (including, for the avoidance of doubt, any agreement or understanding with respect to the voting or the granting or withholding of consent with respect to any Securities of the Company or otherwise proposing or making an offer to do any of the foregoing).

The Engaged Group acknowledges that (a) none of the Company or any of its representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) none of the Company or any of its representatives shall have any liability to any member of the Engaged Group or to any of their respective Affiliates relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom, provided, however, that the foregoing will not limit the Company’s liability to the extent such information was disclosed publicly by the Company. Neither any member of the Engaged Group nor any of their respective Affiliates shall by virtue of any disclosure of and/or use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time upon the request of the Company for any reason, the Engaged Group will, and will cause its Affiliates to, promptly return to the Company, or destroy, all hard copies of the Confidential Information and permanently erase or delete all electronic copies of the Confidential Information in its or any of its Affiliates possession or control (and, upon the request of the Company, shall certify to the Company that such Confidential Information has been erased or deleted, as the case may be); provided, however, that nothing herein shall require the Engaged Group or its Affiliates to return or destroy automatically created electronic copies stored on system back-up tapes or disks. Notwithstanding the return, destruction or erasure or deletion of Confidential Information, the Engaged Group will continue to be bound by the obligations contained herein.

For the purposes of this Agreement: “Confidential Information” shall mean information concerning or relating to the Company or any of its subsidiaries or Affiliates that is furnished (whether on or after the date hereof) to any New Nominee (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part. For the purposes of this Agreement: “Deputies” shall mean any full-time employee of Engaged Capital Flagship Master Fund, LP (the “Fund”) and counsel to the Engaged Group; “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange and quotation service; and “Legal Advice” shall refer to direct communications with internal or outside legal counsel which are subject to confidentiality pursuant to a claim of attorney-client privilege which, if disclosed, would cause such confidentiality to be lost.

15.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement (including, for purposes of this Section 15, the Annexes hereto) contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and incorporated pursuant thereto. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the members of the Engaged Group. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Engaged Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Engaged Group. Except as set forth in Section 1(b)(vi) and Section 13, this Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

THE HAIN CELESTIAL GROUP, INC.

By:	/s/ Irwin D. Simon
Name:	Irwin D. Simon
Title:	Chairman of the Board, President and Chief Executive Officer

[Signature Page to Agreement]

ENGAGED GROUP

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL HOLDINGS, LLC

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Sole Member

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL CO-INVEST VI, LP

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL CO-INVEST VI-A, LP

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL CO-INVEST VI-B, LP

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LP

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Director

GLENN W. WELLING

/s/ Glenn W. Welling

[Signature Page to Agreement]

Annex A

Members of the Engaged Group

Engaged Capital, LLC

Engaged Capital Holdings, LLC

Engaged Capital Flagship Master Fund, LP

Engaged Capital Co-Invest VI, LP

Engaged Capital Co-Invest VI-A, LP

Engaged Capital Co-Invest VI-B, LP

Engaged Capital Flagship Fund, LP

Engaged Capital Flagship Fund, Ltd.

Glenn W. Welling